CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of
SFX Broadcasting, Inc. on Form S-3 (No. 333-     ) of our report dated March 8,
1996, on our audits of the combined financial statements of HMW Communications, Inc. -- Selected Operations as of December 31, 1995 and 1994, and for the year ended December 31, 1995, and various periods from January 6, 1994 to December 31, 1994, all of which have been included in SFX Broadcasting, Inc.'s report on Form 8-K dated May 8, 1996. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.
    ---------------------------
    COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
November 25, 1996